      As filed with the Securities and Exchange Commission on July 19, 2000
                                                       Registration No. 333-____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               BLAIR CORPORATION
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CERTIFICATE OF INCORPORATION)


           DELAWARE                      5961                   25-0691670
(state or other jurisdiction of    (Primary Standard          (IRS Employer
 incorporation or organization)     Classification        Identification Number)
                                     Code Number)


                               220 HICKORY STREET
                           WARREN, PENNSYLVANIA 16366
                                 (814) 723-3600
                  (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)



                               BLAIR CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN
                            (Full Title of the Plan)


                                KENT R. SIVILLO
                          VICE PRESIDENT AND TREASURER
                               BLAIR CORPORATION
                               220 HICKORY STREET
                           WARREN, PENNSYLVANIA 16366
                                 (814) 723-3600
                  (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)


                                   Copies to:
                             JOHN H. VOGEL, ESQUIRE
                                PATTON BOGGS LLP
                              2550 M STREET, N.W.
                              WASHINGTON, DC 20037
                                 (202) 457-6000

         ===========================================================================================================
             Title of each Class of       Amount to be     Proposed Purchase    Estimated Aggregate    Registration
          Securities to be Registered     Registered(1)     Price Per Share        Offering Price          Fee
         -----------------------------------------------------------------------------------------------------------
                  Common Stock
                                            47,150(2)           $19.81               $934,041.50          $247 (3)
             No par value per Share
         ===========================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Blair Corporation Employee Stock Purchase Plan (the "Plan"), as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Blair Corporation pursuant to 17 C.F.R. Section 230.416(a).

(2) Represents the total number of shares currently available for issuance as options pursuant to the Plan.

(3)  Calculated pursuant to Rule 457(h).


THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.

                                BLAIR CORPORATION

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Blair Corporation (the "Company" or the "Registrant") Employee Stock Purchase Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in any of the Plan as specified by Rule 428(b)(1). Such document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999, which includes the consolidated balance sheets of the Company as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, together with the related notes and the report of Ernst & Young LLP, independent certified public accountants, originally filed with the SEC on March 17, 2000 (SEC File No. 1-878).

         (b) The Form 10-Q report filed by the Registrant for the fiscal quarter ended March 31, 2000 (File No. 1-878) filed with the SEC on May 11, 2000.

         (c) All documents filed by the Registrant pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4. DESCRIPTION OF SECURITIES

         The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify its directors or officers and may purchase and maintain liability insurance for those persons as and to the extent permitted thereby.

         The Company's Certificate of Incorporation requires the Company to indemnify its directors and officers to the extent permitted under Section 145 of the General Corporation Law of Delaware from and against all expenses, liabilities and other matters referred to in or covered by Section 145, both as to action in their official capacities and as to action in another capacity while holding such positions.

         Article XXIV of the Amended Bylaws of the Company, relating to indemnification of its directors and officers, is filed herewith.

         The Company maintains an insurance policy with total coverage of $20,000,000 that insures its directors and officers against damages, judgments and settlements arising from, and defense costs in connection with, claims for alleged wrongful acts in their respective capacities as directors and officers of the Company, except to the extent the Company has indemnified the directors and officers. The Company is entitled to reimbursements under the policy to the extent it has indemnified the directors and officers for covered losses.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8. LIST OF EXHIBITS

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

         4.1      Specimen Stock Certificate for Common Stock of Blair
                  Corporation.
         4.2      Articles Fourth, Eighth and Ninth of the Restated Certificate
                  of Incorporation of Blair Corporation [Incorporated by
                  reference to Exhibit A to the Quarterly Report on Form 10-Q of
                  the Company dated August 1, 1995 (SEC File No. 1-878)].
         4.3      Amended Bylaws of Blair Corporation.
         23       Consent of Ernst & Young LLP.
         24       Power of Attorney is located on the signature page.

ITEM 9. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of Pennsylvania, on July 19, 2000.

                                                BLAIR CORPORATION


                                                By: /s/ Kent R. Sivillo
                                                    ----------------------------
                                                    Kent R. Sivillo
                                                    Vice President and Treasurer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kent Sivillo as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully or do cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Name                                    Title                        Date
         ----                                    -----                        ----
/s/ Murray K. McComas            Chairman of the Board of Directors      July 19, 2000
---------------------------
Murray K. McComas

/s/ John E. Zawacki              President, Chief Executive Officer and  July 19, 2000
----------------------------     Director
John E. Zawacki                  (principal executive officer)

/s/ Kent R. Sivillo              Vice President, Treasurer and Director  July 19, 2000
---------------------------      (principal financial and accounting
Kent R. Sivillo                  officer)

/s/ David A. Blair               Secretary and Director                  July 19, 2000
---------------------------
David A. Blair

/s/ Blair T. Smoulder            Executive Vice President                July 19, 2000
---------------------------
Blair T. Smoulder

/s/ Steven M. Blair              Vice President, Order Handling,         July 19, 2000
---------------------------      and Director
Steven M. Blair

/s/ Robert D. Crowley            Vice President, Menswear, and           July 19, 2000
---------------------------      Director
Robert D. Crowley

/s/ Thomas P. McKeever           Vice President, Corporate Affairs       July 19, 2000
---------------------------      and Human Resources, and Director
Thomas P. McKeever